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Press Release Hewlett Packard Enterprise Initiates Exchange Offer

Editorial contact

Kate Holderness
corpmediarelations@hpe.com

PALO ALTO, CA--(Marketwired – Nov 23, 2016) - Hewlett Packard Enterprise (NYSE: HPE) today announced its offer to exchange the outstanding unregistered notes that it issued in October 2015 in a private placement pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended, for new registered notes.

Hewlett Packard Enterprise is offering to exchange (the “Exchange Offer”) up to $14,600,000,000 aggregate principal amount of its outstanding unregistered (i) $2,250,000,000 2.450% Notes due 2017, (ii) $2,650,000,000 2.850% Notes due 2018, (iii) $3,000,000,000 3.600% Notes due 2020, (iv) $1,350,000,000 4.400% Notes due 2022, (v) $2,500,000,000 4.900% Notes due 2025, (vi) $750,000,000 6.200% Notes due 2035, (vii) $1,500,000,000 6.350% Notes due 2045, (viii) $350,000,000 Floating Rate Notes due 2017 and (ix) $250,000,000 Floating Rate Notes due 2018, for a like principal amount of its new registered (i) $2,250,000,000 2.450% Notes due 2017, (ii) $2,650,000,000 2.850% Notes due 2018, (iii) $3,000,000,000 3.600% Notes due 2020, (iv) $1,350,000,000 4.400% Notes due 2022, (v) $2,500,000,000 4.900% Notes due 2025, (vi) $750,000,000 6.200% Notes due 2035, (vii) $1,500,000,000 6.350% Notes due 2045, (viii) $350,000,000 Floating Rate Notes due 2017 and (ix) $250,000,000 Floating Rate Notes due 2018 (collectively, the “New Notes”).

The Exchange Offer will expire at 5 pm ET on December 23, 2016, unless extended (such date and time, as they may be extended, the “Expiration Date”). The settlement date for the Exchange Offer will occur promptly following the Expiration Date. The Exchange Offer is made solely pursuant to Hewlett Packard Enterprise’s prospectus dated November 23, 2016, which has been filed with the United States Securities and Exchange Commission (“SEC”). Hewlett Packard Enterprise has not authorized any person to provide information other than as set forth in the prospectus.

This press release shall not constitute an offer to sell or a solicitation of an offer to purchase the New Notes or any other securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

About Hewlett Packard Enterprise
Hewlett Packard Enterprise is an industry leading technology company that enables customers to go further, faster. With the industry's most comprehensive portfolio, spanning the cloud to the data center to workplace applications, our technology and services help customers around the world make IT more efficient, more productive and more secure.

Forward-looking statements
This document contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks, uncertainties and assumptions. If such risks or uncertainties materialize or such assumptions prove incorrect, the results of Hewlett Packard Enterprise could differ materially from those expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including any statements of the plans, strategies and objectives of Hewlett Packard Enterprise for future operations; other statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. Risks, uncertainties and assumptions include the possibility that expected benefits may not materialize as expected and other risks that are described in Hewlett Packard Enterprise's filings with the SEC, including but not limited to the risks described in Hewlett Packard Enterprise's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Hewlett Packard Enterprise assumes no obligation and does not intend to update any forward-looking statements.